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                                                                     Exhibit 8.1


                [HELLER EHRMAN WHITE & MCAULIFFE LLP LETTERHEAD]


February 6, 2003


Geac Computer Corporation Limited
11 Allstate Parkway, Suite 300
Markham, Ontario, L3R 9T8
CANADA
Attn: Mr. Paul Birch

Ladies and Gentlemen:

      This opinion is being delivered pursuant to the Form F-4 Registration Statement filed on February 6, 2003, in connection with the merger pursuant to the Amended and Restated Agreement and Plan of Merger (the "Agreement"), dated as of February 4, 2003, by and among Geac Computer Corporation Limited, a corporation governed by the Canada Business Corporations Act ("Geac"), Cage Acquisition Inc., a Delaware corporation all of the common stock of which is owned by Geac ("Cage"), Geac Computers, Inc., a Missouri corporation ("GCI") and Extensity, Inc., a Delaware corporation ("Extensity"). Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All "section" references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

      We have acted as special U.S. tax counsel to Geac, GCI and Cage in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times (including without limitation the Effective Time) of, the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

      (a) the Agreement;

      (b) the Registration Statement;

      (c) a representation letter from Geac as to certain matters;

      (d) the Amended and Restated Certificate of Incorporation of Cage and the terms of the preferred stock issued by Cage to CIBC WMC Inc. and

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                                               Geac Computer Corporation Limited
                                               February 6, 2003
                                               Page 2


      (e) such other instruments and documents related to the formation, organization, and operation of Geac, GCI and Cage, and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

      In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

      (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

      (b) The representations, warranties, and statements made or agreed to by Geac, GCI, Cage and Extensity, in connection with the Merger, set forth or described in the Agreement (including the exhibits thereto), the representation letter from Geac and the Registration Statement, are true and accurate at all relevant times;

      (c) All covenants contained in the Agreement (including exhibits thereto) and the Registration Statement are performed without waiver or breach of any material provision thereof;

      (d) The Merger and the ownership of GCI, Cage and Extensity will be reported by Geac, GCI, Cage and Extensity on their respective United States and Canadian federal income tax returns in a manner consistent with the opinion set forth below;

      (e) Any representation or statement qualified with reference to the "knowledge" or intention of a person is correct without such qualification; and

      (f) The Registration Statement and the Agreement reflect all the material facts relating to the Merger, Geac, GCI, Cage and Extensity.

      Based on the above and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that for United States federal income tax purposes if more than 20% of the merger consideration paid by Geac and GCI is paid in cash as a result of Extensity stockholders failing to elect to receive shares of Geac, the Merger will be treated for United States income tax purposes as a taxable purchase of the stock of Extensity by Geac, and the sale of such stock by the stockholders of Extensity, and not as a "reorganization" as defined in Section 368(a) of the Code, and if less than 20% of the merger consideration paid by Geac and GCI is paid in cash, the Merger should be treated for United States income tax purposes as a taxable purchase of the stock of Extensity by



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                                               Geac Computer Corporation Limited
                                               February 6, 2003
                                               Page 3


Geac and the sale of such stock by the stockholders of Extensity, and not as a "reorganization" as defined in Section 368(a) of the Code.

      This opinion is limited to the United States federal income tax characterization of the Merger and does not address the various state, local, or non-U.S. tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any United States federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein. This opinion is being furnished to you in connection with the Merger and may not be used or relied upon for any other purpose except as provided below.

      To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon. Finally, the opinion set forth above is subject to all of the exceptions, conditions, qualifications, limitations, assumptions and caveats set forth in the ABA Legal Opinion Accord.

      This opinion is not binding on the Internal Revenue Service or any court of law, administrative agency or other governmental body and represents only our judgment as to the likely outcome if the federal income tax consequences of the Merger were properly presented to a court of competent jurisdiction. Our conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings as in effect on the date hereof. No assurance can be given that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of our conclusions. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

      We consent to the reference to our firm under the caption "Material United States Federal Income Tax Consequences" included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Heller Ehrman White & McAuliffe LLP